Exhibit 4.2

Certain personal information has been omitted from this exhibit and is marked [***].

Dated 11 February 2026

VIS Global Pte. Ltd. as the Company

and

Braiin Ltd as the Subscriber

SUBSCRIPTION AGREEMENT

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This agreement (“Agreement”) is made on 11 February 2026 between:

(1)	VIS Global Pte. Ltd. (Company Registration Number: 201231203D), a company incorporated under the laws of Singapore whose registered office is at 31 Cantonment Road, Singapore 089747 (“Company”); and

(2)	Braiin Ltd (Australian Company Number 660 713 093), a company incorporated under the laws of Australia, and having its address at 283 Rokeby Road, Subiaco WA 6008 (“Subscriber”), (collectively, “Parties” and each, a “Party”).

Whereas:

The Subscriber has agreed to subscribe for, and the Company has agreed to allot and issue the Subscription Shares on the terms and subject to the conditions of this Agreement, resulting in the shareholding structure of the Company, immediately post-Completion, being as set out in the Schedule.

It is hereby agreed as follows:

1.	Definitions

1.1	In this Agreement, the following words and expressions, unless the context otherwise requires, shall have the following meanings respectively.

“Business Day” means a day on which banks are open for business in Singapore, India and Perth, Western Australia (excluding Saturdays, Sundays and public holidays).

“Company Warranties” means the warranties given by the Company in clause 6 of this Agreement.

“Completion” means completion of the subscription of the Subscription Shares in accordance with Clause 4.

“Completion Date” has the meaning ascribed to it in Clause 4.1.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

“Encumbrances” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third-party rights, retention of title, right of pre-emption, right of first offer, right of first refusal or security interest of any kind.

“Governmental Agency” means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Loss” means any damage, liability, action, loss, charge, cost, obligation, expense (including legal costs and expenses), fee or penalty and includes Tax and Duty, and in the case of the Subscriber includes a diminution in the value of the Subscriber’s Subscription Shares.

“Notice” shall have the meaning ascribed to it in Clause 8.4.1.

“Ordinary Shares” means ordinary shares in the capital of the Company.

“Singapore Dollar(s)” and the sign “S$” means the lawful currency of Singapore.

“Subscription Shares” shall have the meaning ascribed to it in Clause 3.

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“Tax” means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, superannuation or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

“United States Dollar(s)” and the sign “US$” means the lawful currency of the United States of America.

2.	Interpretation

2.1	In this Agreement:

2.1.1	headings are inserted for convenience only and shall not affect the interpretation of this Agreement. References to “Clauses” are to be construed as references to clauses herein;

2.1.2	no provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision;

2.1.3	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and, unless the context otherwise requires:

2.1.4	an obligation or liability assumed by, or a right conferred on, two or more parties binds or benefits all of them jointly and each of them severally;

2.1.5	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

2.1.6	a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

2.1.7	a reference to a body, other than a Party to this Agreement whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or substantially succeed its powers or functions;

2.1.8	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

2.1.9	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

2.1.10	references to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

2.1.11	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

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2.1.12	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

2.1.13	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

2.1.14	if an act prescribed under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

2.1.15	where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

2.1.16	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

2.1.17	a reference to $ or dollar is to the lawful currency of the United States;

2.1.18	unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa; and

2.1.19	references to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality). References to a company shall include any company, corporation or any body corporate, wherever incorporated.

3.	Subscription for Subscription Shares

3.1	On the Completion Date (defined below), the Subscriber agrees to subscribe for, and the Company agrees to allot and issue to the Subscriber, at Completion, 39,268 Ordinary Shares (such shares, the “Subscription Shares”), free from any Encumbrances, in consideration for the aggregate subscription price of US$ 1,000 (“Subscription Consideration”), such that immediately following Completion the Subscriber holds 79.7% of the issued and outstanding Ordinary Shares of the Company on a fully diluted basis. This Agreement serves as an application by the Subscriber for the allotment and issue of the Subscription Shares which it has agreed to subscribe for pursuant to clause 3.1 and no separate application for the Subscription Shares will be required.

3.2	The Subscriber agrees to become a member of the Company and to be bound by the Company’s Constitution on and from Completion.

4.	Completion

4.1	Completion shall take place on the date of this Agreement, or at such other time or date as may be agreed between the Parties (“Completion Date”).

4.2	Prior to the Completion Date:

4.2.1	the Company shall procure that its member(s) pass resolutions authorising the Company’s directors to allot and issue the Subscription Shares; and

4.2.2	the Company shall procure that its directors shall pass resolutions approving the allotment and issue of the Subscription Shares to the Subscriber, approving the lodgement of a return of allotment in respect of the Subscription Shares with the registrar of companies and the registration of the Subscriber in the electronic register of members of the Company as the holder of the Subscription Shares and directing the issue and delivery of share certificate(s) in respect of the Subscription Shares to the Subscriber.

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4.3	On the Completion Date:

4.3.1	the Subscriber shall pay the Subscription Consideration to the Company by way of telegraphic transfer in immediately available funds to a bank account notified by the Company to the Subscriber 2 Business Days prior to Completion; and

4.3.2	the Company shall:

(i)	issue to the Subscriber the Subscription Shares, lodge a return of allotment in respect of the Subscription Shares with the registrar of companies and register the Subscriber in the electronic register of members of the Company as the holder of the Subscription Shares, and issue and deliver to the Subscriber a share certificate in respect of the Subscription Shares in the name of the Subscriber; and

(ii)	deliver a copy of such resolutions referred to in clause 4.2 to the Subscriber.

4.4	Termination

4.4.1	The obligations of the Parties in respect of Completion are interdependent and all actions at Completion under this Agreement will be deemed to take place simultaneously and no delivery or payment will be taken to have been made until all deliveries and payments under this Agreement have been made.

4.4.2	If either Party fails to comply with any of its obligations on Completion Date, the Party not in breach of its obligations on Completion Date shall be entitled (in addition to and without prejudice to all other rights or remedies available to such Party)), by written notice to the breaching Party to be delivered on the date initially scheduled for Completion, to:

(i)	fix a new date for Completion, being not more than five Business Days after the date initially scheduled, in which case this Clause 4.4.2 shall apply to Completion as so deferred (provided that such deferral may only occur once);

(ii)	proceed with Completion, so far as practicable, having regard to the defaults which have occurred; or

(iii)	terminate this Agreement, upon which no Party shall have any claim against the other Party under this Agreement, except for any claim arising from breaches by such other Party of this Agreement on or prior to such termination.

5.	Warranties

5.1	Company Warranties

5.1.1	The Company gives the Company Warranties to and for the benefit of the Subscriber.

5.1.2	The Company acknowledges that the other parties enter into this Agreement in reliance on each Company Warranty.

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5.2	General Warranties

5.2.1	Each of the Parties represents and warrants to the other that:

(i)	it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms;

(ii)	the entry and delivery of, and the performance by it of its obligations under this Agreement will not result in any breach of any provision of its constitution or constitutional documents or result in any claim by a third party against the other Party; and

(iii)	the entry into and delivery of, and the performance by it of its obligations under this Agreement will not result in the breach of any law or regulation binding upon it.

5.3	Repetition of Warranties

5.3.1	The Warranties are given, in respect of:

(i)	each Warranty that is expressed to be given on a particular date, on that date; and

(ii)	each other Warranty, on the date of this Agreement and the Completion Date.

5.4	Survival

The Warranties survive the execution of this Agreement and Completion.

5.5	Independent Warranties

Each Warranty is separate and independent and not limited by reference to any other Warranty or any notice or waiver given by any party in connection with anything in this Agreement.

5.6	Indemnity

5.6.1	The Company must indemnify the Subscriber against and must pay to the Subscriber on demand the amount of, any Loss suffered or incurred by the Subscriber arising out of or in connection with a breach of a Company Warranty.

5.6.2	The Subscriber must indemnify the Company against and must pay to the Company on demand the amount of, any Loss suffered or incurred by the Company arising out of or in connection with a breach of a Subscriber Warranty.

6.	Company Warranties

The Company represents and warrants to the Subscriber that:

6.1.1	the Company is a corporation that is validly existing in accordance with its laws of its incorporation;

6.1.2	upon issue of the Subscription Shares, the Subscriber will acquire full legal and beneficial title to their respective Subscription Shares, free and clear of any Encumbrance;

6.1.3	no event of insolvency has occurred in relation to the Company;

6.1.4	the Company is not a party to any investigation, prosecution, litigation, legal proceeding, arbitration, mediation or any other form of dispute resolution;

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6.1.5	the Subscription Shares, when issued at Completion, will rank pari passu in all respects with all other Shares on issue, will be duly authorised, validly issued and credited as fully paid, and be free from any Encumbrances;

6.1.6	on Completion, there will be no restriction on the issue of the Subscription Shares to the Subscriber and the Company will have obtained all consents necessary to enable it to issue the Subscription Shares to the Subscriber; and

6.1.7	as at the Completion Date:

(i)	before the issue of the Subscription Shares to the Subscriber under this Agreement, the issued capital of the Company is as set out in the table in Part A of the Schedule;

(ii)	after the issue of the Subscription Shares to the Subscriber, the issued capital of the Company is as set out in the table in Part B of the Schedule (on a fully diluted basis which includes any allowances for further issues as specified in that table); and

(iii)	there are no warrants, options or other rights that are convertible into shares in the Company.

7. Liability

Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Company in respect of all claims by the Subscriber against the Company under this Agreement shall not exceed the Subscription Consideration actually paid by the Subscriber.

8. Other Provisions

8.1	Confidentiality

8.1.1	Each Party is to keep confidential the terms of this Agreement and any other information obtained from another during the negotiations preceding the date hereof or in the course of furthering the transactions contemplated by this Agreement whether in the course of conducting due diligence or otherwise (“Confidential Information”), and is not to disclose it to any person except:

(i)	to officers, employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(ii)	with the consent of the Party or Parties which own the Confidential Information;

(iii)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(iv)	if required by law;

(v)	requirements for disclosure under the rules of the U.S. Securities and Exchange Commission or under rules of a stock exchange;

(vi)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(vii)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(viii)	to a financier or prospective financier (or its advisers) of a Party.

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8.1.2	Subscriber must not use any Confidential Information provided to it by or on behalf of the Company (i) for any purpose other than the transactions contemplated herein; (ii) to the competitive disadvantage or detriment of the Company. The Company must not use any Confidential Information provided to it by or on behalf of Subscriber (i) for any purpose other than the transactions contemplated herein; (ii) to the competitive disadvantage or detriment of the Subscriber. A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this Section. The obligations under this Clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Agreement, regardless of any termination of this Agreement.

8.2	Announcements

8.2.1	Subject to clause 8.2.2, no Party may, before or after the Completion Date, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other Party’s written consent. That consent is not to be unreasonably withheld or delayed and should be completed within 48 hours of signing this Agreement.

8.2.2	Clause 8.2.1 does not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the Party is required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Party.

8.3	Further Acts

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably required by the other Party to give effect to this Agreement.

8.4	Notices

8.4.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) must be in writing in English, and delivered by hand, e-mail or courier.

8.4.2	A Notice to the Company shall be sent to the following address or e-mail address, or such other person or address or e-mail address as the Company may notify to the Subscriber from time to time:

VIS Global Pte. Ltd. Address: # 94, 4th Cross, 2nd Block Koramangala Bangalore, 560034 Karnataka India

Attention: Umashankar Bantwal

E-mail: [***]

8.4.3	A Notice to the Subscriber shall be sent to the following address or e-mail address, or such other person or address or e-mail address as the Subscriber may notify to the Company from time to time:

Braiin Ltd Address: 283 Rokeby Road Subiaco WA 6008

Attention: Natraj Balasubramanian

E-mail: [***]

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8.4.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	if delivered by hand, at the time of delivery;

(ii)	if sent by courier, on the second Business Day after the date of sending by courier; or

(iii)	if sent by e-mail, when the sender receives an automated message confirming delivery,

except that if a Notice is received on a day which is not a Business Day or is after 5.30 p.m. (Addressee’s time) on a Business Day, it shall be deemed to have been received at 9:30 a.m. (Addressee’s time) on the following Business Day.

8.5	Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

8.6	Tax

No Party makes any representation to the other with regard to the intended tax consequences of the transactions contemplated herein.

8.7	Assignment

No Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party.

8.8	Whole Agreement

This Agreement contains the whole agreement between the Company and the Subscriber relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Company and the Subscriber in relation to the matters dealt with in this Agreement.

8.9	Variation

No modification of alteration of the terms of this Agreement shall be made unless such modification / alteration is (a) made in writing; (b) dated subsequent to the date of this Agreement; and (c) duly executed by all Parties.

8.10	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

8.11	Counterparts

8.11.1	This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument. Signatures by means of electronic communication are taken to be valid and binding to the same extent as original signatures.

8.11.2	A printout of the executed Agreement once all parties signing electronically have done so, will be an executed original counterpart of this Agreement, irrespective of which Party prints it.

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8.12	Remedies

The rights, power and remedies in respect of the provisions of this Agreement are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Agreement.

8.13	Governing Law and Jurisdiction

8.13.1	This Agreement is governed by and construed in accordance with the laws of India. Subject to the rest of this Clause 8.13, each Party irrevocably submits to the exclusive jurisdiction of the courts of India, and the courts competent to determine appeals from such court with respect to any proceedings which may be brought at any time relating to this Agreement.

8.13.2	The Parties must endeavour to settle any dispute in connection with this Agreement by mediation. The mediation is to be conducted by a mediator who is independent of the Parties and appointed by agreement between the Parties or, failing agreement, within seven days of receiving any Party’s notice of dispute, by a person appointed in accordance with the rules of Singapore International Mediation Centre (SIMC). The rules of SIMC shall apply to the mediation. It is a condition precedent to the right of either party to commence arbitration or litigation, other than for interlocutory relief, that they have first offered to submit the dispute to mediation.

8.13.3	In the event the Parties are unable to settle disputes under this Agreement through mediation, the Parties shall refer such dispute to arbitration which will be administered by the Singapore International Arbitration Centre (SIAC). Each Party to such dispute shall appoint one arbitrator and the presiding arbitrator(s) shall be appointed in accordance with the rules of SIAC. The venue of such arbitration shall be Singapore, and the seat shall be Bangalore, India.

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SCHEDULE

[***]

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In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Company

SIGNED by ______________________

for and on behalf of

VIS Global Pte. Ltd.

/s/ Kiran N

Name: KIRAN N

Title: DIRECTOR

Signature Page – Share Subscription